Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Agiliti, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	98,195,398	$18.73	$1,839,199,804.54	0.00011020	$202,679.82	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—		—	—	—	—	—	—	—
Carry Forward Securities
Total Offering Amounts						$1,839,199,804.54		$202,679.82
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$202,679.82

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and represents the average high and low trading prices of the common stock as reported on The New York Stock Exchange on March 1, 2023.